Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOLTEK REPORTS BEST YEAR EVER FOR SALES AND EARNINGS

ST. LOUIS, MISSOURI – November 27, 2012 – Zoltek Companies, Inc. (Nasdaq: ZOLT) today reported strong financial results for its fourth quarter – capping a year of record sales and earnings.

For the fourth quarter of fiscal 2012, ended September 30, Zoltek reported net sales of $44.2 million, compared to $43.1 million in the fourth quarter of fiscal 2011. Zoltek had operating income of $5.3 million for the latest quarter and net income of $4.2 million, or $0.13 per share. In the fourth quarter of the previous fiscal year, Zoltek reported operating income of $1.0 million and net income of $4.6 million, or $0.14 per share, which included a foreign currency gain of $3.5 million.

For the year as a whole, Zoltek’s net sales increased 22.8% – to $186.3 million in fiscal 2012 from $151.7 million in fiscal 2011.  In fiscal 2012, Zoltek’s operating income was $25.6 million and net income was $22.9 million, or $0.67 per share, which compare to an operating loss of $4.7 million and a net loss of $3.6 million, or $0.10 per share, in fiscal 2011.

“We are pleased to report another quarter of strong financial results and, even more, our best-ever annual results with highest revenue and four solidly profitable quarters,” Zsolt Rumy, Zoltek’s Chairman and Chief Executive Officer said. Rumy said that the company made “tremendous progress” in three principal areas of the business in fiscal 2012.

“First, we achieved big gains in operating efficiency – as we continued to aggressively drive down costs and increase the output of our existing facilities, including strong improvements in the efficiency of our carbon fiber lines in Hungary and Mexico.  Second, we made significant capital investments, aggregating $22.4 million in fiscal 2012.  These included substantial additions in our capacity to produce composite intermediates, including prepregs, fabrics, and pultruded parts, designed to accelerate development of new applications and bring us closer to end users of low-cost, high-performance carbon fiber composites. Third, we continued to expand globally – picking up new sales and making strides with potential customers in Europe, North and South Americas and Asia.”

Rumy noted that it has taken the company four years to surpass its previous peak in sales, which occurred in fiscal 2008, just prior to the full impact of the worldwide financial crisis and Great Recession, which caused sales to decline over the next two years to $128.5 million in fiscal 2010. However, Rumy said there is “no real comparison” between the Zoltek of today and the Zoltek of four years ago.

“Zoltek of today is a vastly more capable and efficient company,” Rumy said. “Even though our selling prices have significantly decreased in recent years, our net income in fiscal 2012 was over three times that of fiscal 2008.  We believe that the commercial carbon fibers market is still in a relatively early stage of development.  Consequently, we do not expect our growth will be linear with steady and predictable step increases.  That said, barring unforeseen negative events in the global economy, we anticipate another strong year in fiscal 2013.  While there may be reduced activity in the U.S. wind energy sector as a result of uncertainty over the continuation of governmental subsidies, we feel confident that the global wind turbine business in Asia, Latin America, and other parts of the world will continue to grow – with increasing demand for the biggest and most advanced turbines enabled by Zoltek carbon fibers. The off-shore wind energy market remains especially vibrant.”

Zoltek Reports Best Year Ever For Sales And Earnings

November 27, 2012

“We also remain confident in the validity of our vision for leading the commercialization of carbon fibers and Zoltek’s potential for long-term growth in shareholder value over time,” Rumy added.

“During 2012, we entered into an exclusive global collaborative partnership with Magna Exteriors and Interiors, an operating unit of Magna International Inc., to speed development of low-cost carbon fiber sheet molding compounds (SMC) for the automotive industry.  We also have seen growing interest on the part of major automotive companies in compressed natural gas (CNG) tanks made from carbon fiber – both for fleets of buses and trucks and for mass-produced passenger cars, where carbon fiber is the only material that can be used to produce the CNG tanks light enough to do the job of providing the needed pressure (3,000 psi operating and 7,000 psi design pressure) without adding excessive weight.”

Said Rumy, “We believe that low-cost carbon fiber is destined to become the great enabler in the field of energy – allowing the world to move from a shortage to an abundance of clean and affordable energy. We have already seen the beginning of that in wind energy – where Zoltek carbon fibers are used in making the superlong, superstiff blades that power the biggest and most efficient wind turbines.  For example, one of our Chinese customers just recently installed a 6 MW off-shore turbine with 66.5 meter blades reinforced with our carbon fibers. Carbon fiber may also be used in unlocking whole new sources of oil and gas in ultra-deep water. Also, the day is rapidly approaching when we are likely to see new lightweight vehicles on the road that will be far more energy efficient and generate far less emissions than the vehicles of today.”

Zoltek will host a conference call to review fourth quarter/fiscal year-end results and answer questions on Wednesday, November 28, 2012, at 10:00 am CT.  The conference dial-in number is (888) 359-3624.  The confirmation code is 9425036.  Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time. This conference call will also be webcast on Zoltek’s website – www.zoltek.com – under “Investor Relations.”  The webcast replay will be available on the website several hours after the call.

For further information contact:
Zsolt Rumy, Chairman and CEO
3101 McKelvey Road
St. Louis, MO 63044
(314) 291-5110

Zoltek Reports Best Year Ever For Sales And Earnings

November 27, 2012

This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,”  “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; and (3) our current and expected future revenue.

This press release also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully adapt to recessionary conditions in the global economy and substantial volatility in order rates from our wind energy customers, including our principal customer Vestas Wind Systems; (2) penetrate existing, identified and emerging markets, including entering into new supply agreements with large volume customers; (3) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis; (4) successfully add new planned capacity for the production of carbon fiber, prepregs and precursor raw materials and meet our obligations under long-term supply agreements; (5) operate profitably; (6) increase or maintain our borrowing at acceptable costs; (7) manage changes in customers’ forecasted requirements for our products; (8) continue investing in application and market development for a range of applications; (9) manufacture low-cost carbon fibers and profitably market them despite fluctuations in raw material and energy costs; (10) successfully operate our Mexican facility to produce acrylic fiber precursor and carbon fibers; (11) successfully continue operations at our Hungarian facility if natural gas supply disruptions occur; (12) successfully prosecute patent litigation; (13) successfully facilitate adoption of our carbon fibers by the auto industry for use in high-volume applications; (14) establish and grow prepreg capacity; (15) speed development of low-cost carbon fiber sheet molding compounds for the automotive industry pursuant to our global collaborative partnership with Magna Exteriors and Interiors; and (16) manage the risks identified under "Risk Factors" in our filings with the SEC.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)

	Fiscal Year Ended
	September 30,
	2012	2011
Net sales	$186,337	$151,686
Cost of sales	140,693	133,985
Gross profit	45,644	17,701
Application and development costs	7,046	8,578
Selling, general and administrative expenses	12,957	13,852
Operating income (loss)	25,641	(4,729)
Interest expense, net	(265)	(119)
(Loss) gain on foreign currency transactions	(553)	1,526
Other expense, net	(857)	(555)
Gain on liabilities carried at fair value	94	1,214
Amortization of financing fees and debt discount	(26)	-
Income (loss) from operations before income taxes	24,034	(2,663)
Income tax expense	1,182	911
Net income (loss)	$22,852	$(3,574)

Basic earnings (loss) per share	$0.67	$(0.10)
Diluted earnings (loss) per share	$0.66	$(0.10)

Weighted average common shares outstanding - basic	34,358,367	34,378,288
Weighted average common shares outstanding - diluted	34,451,367	34,378,288

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2012	2011
Net sales	$44,199	$43,132
Cost of sales	33,979	36,404
Gross profit	10,220	6,728
Application and development costs	1,715	2,183
Selling, general and administrative expenses	3,186	3,532
Operating income	5,319	1,013
Interest expense, net	(69)	(49)
(Loss) gain on foreign currency transactions	(835)	3,457
Other expense, net	(50)	(130)
Gain on liabilities carried at fair value	21	634
Amortization of financing fees and debt discount	(26)	-
Income from operations before income taxes	4,360	4,925
Income tax expense	115	370
Net income	$4,245	$4,555

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,
	2012	2012
Net sales	$44,199	$48,078
Cost of sales	33,979	36,800
Gross profit	10,220	11,278
Application and development costs	1,715	1,708
Selling, general and administrative expenses	3,186	3,168
Operating income	5,319	6,402
Interest expense, net	(69)	(146)
Loss on foreign currency transactions	(835)	(29)
Other expense, net	(50)	(577)
Gain on liabilities carried at fair value	21	243
Amortization of financing fees and debt discount	(26)	-
Income from operations before income taxes	4,360	5,893
Income tax expense	115	327
Net income	$4,245	$5,566

ZOLTEK COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share and per share data)

	September 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$29,935	$16,980
Accounts receivable, less allowance for doubtful accounts of $223 and $110, respectively	35,918	30,350
Inventories, net	67,942	47,882
VAT receivable	6,190	5,970
Other current assets	2,617	5,968
Total current assets	142,602	107,150
Property and equipment, net	215,650	215,083
Other assets	436	63
Total assets	$358,688	$322,296

Liabilities and Shareholders' Equity
Current liabilities:
Borrowings under credit lines	$-	$8,394
Current maturities of long-term debt	4,161	-
Trade accounts payable	12,473	13,643
Accrued expenses and other liabilities	8,687	7,925
Construction payables	1,784	1,027
Total current liabilities	27,105	30,989
Long-term debt	22,978	-
Hungarian grant - allowance against future depreciation	6,777	7,765
Deferred tax liabilities	473	1,855
Liabilities carried at fair value	384	140
Total liabilities	57,717	40,749
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized, 34,355,192 and 34,368,192 shares issued and outstanding at September 30, 2012 and 2011, respectively	344	344
Additional paid-in capital	481,743	480,893
Accumulated other comprehensive loss	(45,827)	(41,549)
Accumulated deficit	(135,289)	(158,141)
Total shareholders' equity	300,971	281,547
Total liabilities and shareholders' equity	$358,688	$322,296

ZOLTEK COMPANIES, INC.
OPERATING SEGMENTS SUMMARY
(Amounts in thousands)

	Three Months Ended September 30, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$36,295	$7,257	$647	$44,199
Cost of sales	28,313	4,951	715	33,979
Gross profit (loss)	7,982	2,306	(68)	10,220
Operating income (loss)	6,601	2,022	(3,304)	5,319
Depreciation	4,053	356	124	4,533
Capital expenditures	3,271	77	999	4,347

	Three Months Ended September 30, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$34,344	$8,137	$651	$43,132
Cost of sales	29,783	5,963	660	36,406
Gross profit (loss)	4,561	2,174	(9)	6,726
Operating income (loss)	1,544	1,648	(2,181)	1,011
Depreciation	4,252	358	128	4,738
Capital expenditures	2,488	252	199	2,939

	Fiscal Year Ended September 30, 2012
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$151,494	$32,425	$2,418	$186,337
Cost of sales	117,431	20,853	2,409	140,693
Gross profit	34,063	11,572	9	45,644
Operating income (loss)	27,818	10,328	(12,505)	25,641
Depreciation	15,986	1,351	505	17,842
Capital expenditures	17,434	1,208	3,715	22,357

	Fiscal Year Ended September 30, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$118,986	$30,483	$2,217	$151,686
Cost of sales	106,832	25,500	1,653	133,985
Gross profit	12,154	4,983	564	17,701
Operating income (loss)	2,918	3,673	(11,320)	(4,729)
Depreciation	15,658	1,414	723	17,795
Capital expenditures	6,574	779	824	8,177

	Total Assets
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
September 30, 2012	$301,440	$31,597	$25,651	$358,688
September 30, 2011	$272,397	$28,789	$21,110	322,296